Exhibit 99.1

Porter Bancorp, Inc. Announces First Quarter 2010 Results

LOUISVILLE, Ky.--(BUSINESS WIRE)--April 21, 2010--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, with 18 full-service banking offices in Kentucky, today reported results for the first quarter of 2010.

The Company reported a 6.4% increase in net income to $3.3 million, or $0.32 per fully diluted common share, for the first quarter of 2010, compared with $3.1 million, or $0.30 per fully diluted common share, for the first quarter of 2009. Including the preferred stock dividend and related accretion, net income available to common shareholders rose to $2.8 million, or $0.32 per fully diluted common share, for the first quarter of 2010 compared with 2.6 million, or $0.30 per fully diluted common share, for the first quarter of 2009.

“Porter Bancorp reported higher net income in the first quarter of 2010 compared with the first quarter of 2009 and the linked fourth quarter of 2009,” stated Maria L. Bouvette, President and CEO of Porter Bancorp. “Our first quarter net income showed improvement from both the fourth and first quarters of 2009 due to continued growth in our net interest income and non-interest income. Our net interest income benefited from a 7.5% increase in average earning assets to $1.7 billion and lower cost of funds compared with the first quarter of last year. Our non-interest income was up 13.9% to $1.7 million due to growth in service charges, fiduciary income and an increase in gains on sales of loans and securities compared with the first quarter of last year.

“Our provision for loan losses was $3.0 million in the first quarter of 2010 which is down significantly from $9.0 million in the 2009 fourth quarter; however, the provision expense is up from the first quarter of last year due to an increase in charge-offs,” continued Ms. Bouvette. “We will continue to aggressively review our loan portfolio. We believe the increase in our allowance for loan losses to 1.95% of total loans provides Porter Bancorp with adequate support for the continued weakness in the economy and our concentration of real estate construction and development loans that have been impacted adversely by the economic downturn.”

First Quarter Results

  Net income rose to $3.3 million for the three months ended March 31, 2010, compared with $3.1 million for the first quarter of 2009. Earnings per diluted common share increased 6.7% to $0.32 compared with the first quarter of 2009.
  Net interest margin increased 30 basis points to 3.32% in the first quarter of 2010 compared with 3.02% in the first quarter of 2009. The increase in margin since last year benefited from a lower average cost of funds. Net interest margin was down from the fourth quarter of 2009 by 25 basis points primarily due to the higher level of non-performing assets.
  Net interest income increased 18.5% to $14.2 million for the three months ended March 31, 2010, compared with the same quarter of 2009 and benefited from a 7.5% increase in average earning assets to $1.7 billion and lower cost of funds.
  Average loans rose 3.3% to $1.40 billion in the first quarter of 2010 compared with $1.36 billion in the first quarter of 2009. Net loans decreased 1.0% to $1.33 billion in the first quarter of 2010, compared with $1.35 billion at March 31, 2009.
  Deposits increased 6.8% to $1.49 billion compared with $1.39 billion at March 31, 2009.
  Total assets increased 1.1% to $1.76 billion compared with $1.74 billion at March 31, 2009.
  Efficiency ratio improved to 50.9% for the first three months of 2010, compared with 54.1% for the first quarter of 2009.
  Non-performing loans decreased $24.4 million during the first quarter to $60.5 million at March 31, 2010 compared with $84.9 million at December 31, 2009. The decrease was primarily attributable to obtaining a deed in lieu of foreclosure on a residential construction and development loan that totaled approximately $24.1 million. This loan was on non-accrual at December 31, 2009.
  Non-performing assets increased $20.7 million during the first quarter to $120.2 million at March 31, 2010. The increase was primarily due to the addition of a residential construction and development credit relationship totaling approximately $17.6 million in the first quarter of 2010.

Net Interest Income

Net interest income increased 18.5% to $14.2 million for the three months ended March 31, 2010, an increase of $2.2 million, compared with $12.0 million for the same period in 2009. This increase was primarily attributable to an increase in average earning assets and decreased cost of funds compared with 2009.

Net interest margin increased 30 basis points to 3.32% in the first quarter of 2010 from our margin of 3.02% in the prior year first quarter due primarily to increased average interest earning assets coupled with lower cost of funds. The yield on earning assets declined 62 basis points from the 2009 first quarter, compared with a 109 basis point decline in rates paid on interest-bearing liabilities. Net interest margin decreased 25 basis points to 3.32% from our margin of 3.57% in the fourth quarter of 2009 due primarily to a lower yield on earning assets. The yield on earning assets declined 33 basis points from the fourth quarter of 2009 compared with a 13 basis point decline in rates paid on interest-bearing liabilities.

Average earning assets rose 7.5% to $1.7 billion for the three months ended March 31, 2010, compared with the $1.6 billion for the three months ended March 31, 2009. Average deposits increased 15.7% to $1.5 billion, up from $1.3 billion for the three months ended March 31, 2009.

Non-Interest Income

Non-interest income for the first quarter of 2010 increased 13.9%, or $206,000, to $1.69 million compared with $1.49 million in the first quarter of 2009. The increase in non-interest income was due to increased service charges on deposit accounts and income from fiduciary activities, and gains on sales of loans originated for sale and securities. PBI Bank began originating residential real estate loans for sale in the secondary market late in the first quarter of 2009. The Bank retained servicing rights for the sold loans. The loan sales generated $91,000 in first quarter 2010 income. There were no comparable loan sales in the first quarter of 2009.

Non-Interest Expense

Non-interest expense for the first quarter increased 10.6% from the prior year’s first quarter. This was due primarily to increased FDIC insurance premiums, franchise tax, and other real estate owned expense. FDIC insurance premiums rose 53.6% to $705,000 in the first quarter of 2010 compared with $459,000 in the first quarter of 2009. Franchise tax expense increased 20.7% to $543,000 in the first quarter of 2010 compared with $450,000 in the first quarter of 2009. Other real estate owned expense increased to $378,000 in the first quarter of 2010 compared with $127,000 in the first quarter of 2009. Our efficiency ratio continues to outperform our peers at 50.9% for the first quarter of 2010 and improved from 54.1% in the first quarter of 2009.

Balance Sheet Review

Total assets rose 1.1% to $1.76 billion at March 31, 2010, from $1.74 billion at March 31, 2009. Since December 31, 2009, total loans are down 3.7%, or $52.0 million, to $1.36 billion from $1.41 billion at December 31, 2009, primarily due to efforts to move troubled loans through the collection, foreclosure, and disposition process. Deposits at March 31, 2010 decreased 2.9% to $1.49 billion from $1.53 billion at December 31, 2009, primarily due to reduction of brokered deposits. Demand and savings account deposits increased by 2.3% and 6.6%, respectively, during the first quarter of 2010.

Asset Quality

Nonperforming loans decreased to $60.5 million, or 4.4% of total loans, at March 31, 2010, compared with $84.9 million, or 6.0% of total loans at December 31, 2009, and $24.8 million, or 1.8% of total loans at March 31, 2009, primarily due to troubled loans working their way through the collection, foreclosure, and disposition process. As a result, foreclosed properties at March 31, 2010 rose to $59.7 million compared with $14.5 million at December 31, 2009, and $10.5 million at March 31, 2009. Additionally, our ratio of non-performing assets to total assets increased during the quarter to 6.84% at March 31, 2010, compared with 5.42% at December 31, 2009.

Our loan loss reserve as a percentage of total loans increased to 1.95% at March 31, 2010, from 1.87% at December 31, 2009, and 1.49% at March 31, 2009. Net loan charge-offs for the first quarter of 2010 were $2.8 million, or 0.2% of average loans for the quarter.

“The prolonged weakness in the economy continues to pressure the real estate markets in our area, resulting in reduced demand and lower real estate values,” stated Ms. Bouvette. “We have increased our reserve for loan losses over the past year to account for these factors and believe our reserves reflect these economic factors and their potential impact on our loan portfolio,” concluded Ms. Bouvette.

“We continue to take a proactive approach in working through problem loans to minimize potential losses. In the first quarter, we obtained deeds in lieu of foreclosure on two multi-unit residential condominium and patio home developments located in our primary market area. The loans had a carrying amount of approximately $41.7 million. We are committed to an orderly disposition of our borrowers’ properties. We have set up a real estate department with a dedicated real estate sales expert that has been successful in selling OREO properties and assisting in the sale of properties securing non-performing loans. In the first quarter of 2010, these transactions totaled approximately $17.6 million,” concluded Ms. Bouvette.

PBIB-G

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

Additional Information

Unaudited supplemental financial information for the first quarter ending March 31, 2010 follows.

PORTER BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	Three	Three	Three
	Months	Months	Months
	Ended	Ended	Ended
	3/31/10	12/31/09	3/31/09

Income Statement Data
Interest income	$22,626	$23,517	$23,502
Interest expense	8,449	8,617	11,535

Net interest income	14,177	14,900	11,967
Provision for loan losses	3,000	9,000	1,600

Net interest income after provision	11,177	5,900	10,367

Service charges on deposit accounts	720	793	688
Income from fiduciary activities	252	230	220
Gains on sales of loans originated for sale	91	88	-
Gains (losses) on sales of securities, net	57	(7)	1
Other	572	573	577

Non-interest income	1,692	1,677	1,486

Salaries & employee benefits	3,947	3,519	3,878
Occupancy and equipment	1,022	946	998
FDIC insurance	705	615	459
Franchise tax	543	450	450
Other real estate owned expense	378	449	127
Professional fees	266	295	228
Communications expense	188	161	155
Postage and delivery	186	191	184
Advertising	96	88	158
Other	718	654	639

Non-interest expense	8,049	7,368	7,276

Income before income taxes	4,820	209	4,577
Income tax expense	1,564	(17)	1,516

Net income	3,256	226	3,061
Less:
Dividends on preferred stock	438	438	438
Accretion on preferred stock	44	44	44

Net income available to common	$2,774	$(256)	$2,579

Weighted average shares – Basic & Diluted	8,773,398	8,756,440	8,709,229

Basic and diluted earnings per common share	$0.32	$(0.03)	$0.30
Cash dividends declared per common share	$0.20	$0.20	$0.20

PORTER BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	Three	Three	Three
	Months	Months	Months
	Ended	Ended	Ended
	3/31/10	12/31/09	3/31/09

Average Balance Sheet Data
Assets	$1,834,208	$1,750,225	$1,696,575
Loans	1,404,486	1,394,429	1,360,193
Earning assets	1,743,509	1,667,417	1,621,569
Deposits	1,545,469	1,440,017	1,335,761
Long-term debt and advances	100,307	116,122	176,065
Interest bearing liabilities	1,558,604	1,469,548	1,422,584
Stockholders’ equity	169,759	173,440	165,756

Performance Ratios
Return on average assets	0.72%	0.05%	0.73%
Return on average equity	7.78	0.52	7.49
Yield on average earning assets (tax equivalent)	5.29	5.62	5.91
Cost of interest bearing liabilities	2.20	2.33	3.29
Net interest margin (tax equivalent)	3.32	3.57	3.02
Efficiency ratio	50.90	44.43	54.09

Loan Charge-off Data
Loans charged-off	$(2,906)	$(4,619)	$(983)
Recoveries	57	53	102

Net charge-offs	$(2,849)	$(4,566)	$(881)

PORTER BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	As of	As of	As of
	3/31/10	12/31/09	3/31/09

Assets
Loans	$1,361,216	$1,413,252	$1,369,087
Loan loss reserve	(26,543)	(26,392)	(20,371)

Net loans	1,334,673	1,386,860	1,348,716
Securities available for sale	180,582	168,721	174,260
Federal funds sold & interest bearing deposits	81,355	157,091	72,766
Cash and due from financial institutions	11,127	15,082	49,873
Premises and equipment	23,251	23,610	22,396
Other real estate owned	59,688	14,548	10,470
Goodwill	23,794	23,794	23,794
Accrued interest receivable and other assets	42,857	45,384	36,118

Total Assets	$1,757,327	$1,835,090	$1,738,393

Liabilities and Equity
Certificates of deposit	$1,204,022	$1,238,189	$1,078,007
Interest checking	76,305	77,108	79,831
Money market	69,618	84,160	84,379
Savings	35,577	33,376	36,958

Total interest bearing deposits	1,385,522	1,432,833	1,279,175
Demand deposits	99,518	97,263	111,778

Total deposits	1,485,040	1,530,096	1,390,953
Federal funds purchased & repurchase agreements	11,595	11,517	12,534
FHLB advances	47,285	82,980	127,192
Junior subordinated debentures	34,000	34,000	34,000
Accrued interest payable and other liabilities	6,670	7,163	8,493

Total liabilities	1,584,590	1,665,756	1,573,172
Stockholders’ equity	172,737	169,334	165,221

Total Liabilities and Stockholders’ Equity	$1,757,327	$1,835,090	$1,738,393

Ending shares outstanding	8,822,844	8,756,440	8,754,078
Book value per common share	$15.61	$15.34	$14.88
Tangible book value per common share	12.06	12.01	11.79

Asset Quality Data
Loan 90 days or more past due still on accrual	$5,913	$5,968	$10,002
Non-accrual loans	54,545	78,888	14,802

Total non-performing loans	60,458	84,856	24,804
Real estate acquired through foreclosures	59,688	14,548	10,470
Other repossessed assets	80	80	117

Total non-performing assets	$120,226	$99,484	$35,391

Non-performing loans to total loans	4.44%	6.00%	1.81%
Non-performing assets to total assets	6.84	5.42	2.04
Allowance for loan losses to non-performing loans	43.90	31.10	82.13
Allowance for loan losses to total loans	1.95	1.87	1.49

Risk-based Capital Ratios
Tier I leverage ratio	9.24%	9.59%	9.76%
Tier I risk-based capital ratio	12.20	11.93	12.00
Total risk-based capital ratio	14.12	13.83	13.91

FTE employees	280	278	275

CONTACT:
Porter Bancorp, Inc.
Maria L. Bouvette, President and CEO, 502-499-4800